Term sheet No. 507J To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006, product supplement J dated June 27, 2008 and underlying supplement 17 dated August 11, 2008	Registration Statement No. 333-137902 Dated September 17, 2008; Rule 433

Deutsche Bank AG, London Branch

$

Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Indices due March 23*, 2010

General

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Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Indices due March 23*, 2010 (the “Securities“) are designed for investors who seek a capped return at maturity linked to the performance of a weighted basket of equity indices. Investors should be willing to forgo coupon and dividend payments and should be prepared to lose up to 80% of their initial investment.

•	Senior unsecured obligations of Deutsche Bank AG due March 23*, 2010.
•	Denominations of $1,000.
•	Minimum initial investment of $1,000.
•	The Securities are expected to price on or about September 18*, 2008 and are expected to settle three business days later on September 23*, 2008 (the “Settlement Date“).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA- to notes, such as the Securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Issue Price:	100% of the face amount.

Basket:	The Securities are linked to a basket consisting of the Russell 2000® Index and the S&P MidCap 400® Index (each, a “Basket Index“ and, collectively, the “Basket Indices“).

Basket Indices:

Basket Index	Index Weighting	Initial Index Level††
Russell 2000® Index	50%
S&P MidCap 400® Index	50%

Payment at Maturity:

The payment you will receive at maturity is based on the value of the Final Basket Level relative to the Initial Basket Level, the Participation Rate, Basket Return Cap, Maximum Return, and the Buffer Level.

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If the Final Basket Level is greater than or equal to the Initial Basket Level, you will receive a cash payment per $1,000 face amount that provides you with a return on your investment equal to the Basket Return, subject to a Basket Return Cap, multiplied by the Participation Rate, subject to the Maximum Return. Accordingly, subject to the Maximum Return, your payment at maturity per $1,000 face amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return x Participation Rate)

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If the Final Basket Level declines from the Initial Basket Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 face amount of your Securities.

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If the Final Basket Level declines from the Initial Basket Level, and such decline is greater than the Buffer Level, you will lose 1% of the face amount of your Securities for every 1% that the Basket declines beyond the Buffer Level. Accordingly, in this case, if the Basket Return is less than -20%, your payment at maturity per $1,000 face amount of your Securities will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Level)]

If the Basket Return is lower than -20%, you will lose a portion of your investment. You could lose up to $800 per $1,000 face amount of Securities.

Participation Rate:	200% upside participation.

Basket Return Cap:	6.0% — 7.5% (to be determined on the Trade Date).

Buffer Level:	20%

Maximum Return:	12.0% — 15.0% of the $1,000 face amount (to be determined on the Trade Date).

Basket Return:	Subject to the Basket Return Cap, the Basket Return will be equal to:

Final Basket Level—Initial Basket Level

Initial Basket Level

Initial Basket Level:	100

Final Basket Level:	The Basket closing level will be calculated as follows:

100 × [1 + (Russell 2000 Return x 50%) + (S&P MidCap 400 Return x 50%)]

The “Russell 2000 Return“ and the “S&P MidCap 400 Return“ are each the performance of the respective Basket Index, expressed as a percentage, from the respective index closing level on the Trade Date to the respective index closing level on the Final Valuation Date.

Trade Date:	September 18*, 2008

Final Valuation Date:	March 18*, 2010, subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:	March 23*, 2010, subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP:	2515A0 SP 9

ISIN:	US2515A0SP92

*Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the Securities remains the same.

†

A credit rating is not a recommendation to buy, sell or hold Securities, and may be subject to revision at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the Securities other than the ability of the Issuer to meet its obligations.

††	The Initial Index levels will be set on the Trade Date.

Investing in the Securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-6 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these Securities are a part, and the more detailed information contained in underlying supplement 17 dated August 11, 2008 and product supplement J dated June 27, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement 17 dated August 11, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508173702/d424b21.pdf

•	Product supplement J dated June 27, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508142391/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us“ or “our“ refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity for a $1,000 Security face amount for a hypothetical range of performance for the Basket from -100.00% to +100.00% and assumes a Participation Rate of 200.00%, a Basket Return Cap of 6.75% and a Maximum Return of 13.50% (the actual Basket Return Cap and Maximum Return will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity ($)	Return on Security (%)
200.00	100.00%	1,135.00	13.50%
175.00	75.00%	1,135.00	13.50%
125.00	25.00%	1,135.00	13.50%
110.00	10.00%	1,135.00	13.50%
106.75	6.75%	1,135.00	13.50%
105.00	5.00%	1,100.00	10.00%
102.00	2.00%	1,040.00	4.00%
101.00	1.00%	1,020.00	2.00%
100.00	0.00%	1,000.00	0.00%
99.00	-1.00%	1,000.00	0.00%
98.00	-2.00%	1,000.00	0.00%
90.00	-10.00%	1,000.00	0.00%
80.00	-20.00%	1,000.00	0.00%
75.00	-25.00%	950.00	-5.00%
50.00	-50.00%	700.00	-30.00%
25.00	-75.00%	450.00	-55.00%
0.00	-100.00%	200.00	-80.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Final Basket Level is equal to 105. Because the Final Basket Level is greater than the Initial Basket Level and the difference between the Initial Basket Level and the Final Basket Level is less than the Basket Return Cap, the investor receives a payment at maturity of $1,100 per $1,000 Security face amount calculated as follows:

Payment at maturity = $1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return

= $1,000 + ($1,000 x 5.00% x 200.00%) = $1,100

Example 2: The Final Basket Level is equal to 150. Because the Final Basket Level is greater than the Initial Basket Level and because the difference between the Initial Basket Level and the Final Basket Level is greater than the Basket Return Cap of 6.75%, the investor receives a payment at maturity of $1,135 per $1,000 Security face amount, the maximum payment on the Securities.

Payment at maturity = $1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return

= $1,000 + ($1,000 x 6.75% x 200.00%) = $1,135

Example 3: The Final Basket Level is equal to 90. Because the Final Basket Level is less than the Initial Basket Level and because the difference between the Initial Basket Level and the Final Basket Level does not exceed the Buffer Level of 20.00%, the investor receives a payment at maturity of $1,000 per $1,000 Security face amount.

Payment at maturity per $1,000 Security face amount = $1,000

Example 4: The Final Basket Level is equal to 50. Because the Final Basket Level is less than the Initial Basket Level and because the difference between the Initial Basket Level and the Final Basket Level exceeds the Buffer Level of 20.00%, the investor will receive a payment at maturity of $700 per $1,000 Security face amount calculated as follows:

Payment at maturity = $1,000 + ($1,000 x (Basket Return + Buffer Level))

= $1,000 + ($1,000 x (-50.00% + 20.00%)) = $700

Example 5: The Final Basket Level is equal to 0. Because the Final Basket Level is equal to zero and because the difference between the Initial Basket Level and the Final Basket Level exceeds the Buffer Level of 20.00%, the investor will receive a payment at maturity of $200 per $1,000 Security face amount calculated as follows:

Payment at maturity = $1,000 + ($1,000 x (Basket Return + Buffer Level))

= $1,000 + ($1,000 x (-100.00% + 20.00%)) = $200

What is the Payment at Maturity on the Securities for Three Hypothetical Scenarios?

The table and calculations below illustrates the hypothetical payment at maturity per $1,000 Security face amount for three hypothetical scenarios and assumes Initial Index Levels of 710 for the Russell 2000® Index and 770 for the S&P MidCap 400® Index, a Basket Return Cap of 6.75% and a Maximum Return of 13.50%. The actual Basket Return Cap, Maximum Return and Initial Index Levels will be set on the Trade Date. The scenarios illustrate how, even where there is a positive return on one Basket Index, negative returns on the other Basket Indices may outweigh the positive return and the return on the Securities may be negative. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

	Scenario 1		Scenario 2		Scenario 3
Basket Index	Russell 2000® Index	S&P MidCap 400® Index	Russell 2000® Index	S&P MidCap 400® Index	Russell 2000® Index	S&P MidCap 400® Index
Initial Index Level	710	770	710	770	710	770
Final Index Level	781	924	355	462	568	847
Difference between Initial Index Level and Final Index Level	10.0%	20.0%	-50.0%	-40.0%	-20.0%	10.0%
Index Weighting	50.0%	50.0%	50.0%	50.0%	50.0%	50.0%
Contribution to Basket	5.0%	10.0%	-25.0%	-20.0%	-10.0%	5.0%
Final Basket Level	115		55		95
Basket Return	6.75%		-45.00%		-5.00%
Payment at Maturity	$1,135		$750		$1,000

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Scenario 1: Scenario 1 assumes hypothetical index returns of 10% and 20% for the Russell 2000® Index and the S&P MidCap 400® Index, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (Russell 2000 Return x Russell 2000 Index Weighting) + (S&P MidCap 400 Return x S&P MidCap 400 Index Weighting)]

	=	100 x [1 + (10% x 50%) + (20% x 50%)]

	=	115

Because the Final Basket Level of 115 is greater than the Initial Basket Level of 100 and the Basket Return is limited to the Basket Return Cap, the investor receives a payment at maturity of $1,135 per $1,000 Security face amount, which is subject to the Maximum Return on the Securities as follows:

Payment at Maturity	=	$1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return

	=	$1,000 + ($1,000 x 6.75% x 200%)

	=	$1,135

Scenario 2: Scenario 2 assumes hypothetical index returns of -50% and -40% for the Russell 2000® Index and the S&P MidCap 400® Index, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (Russell 2000 Return x Russell 2000 Index Weighting) + (S&P MidCap 400 Return x S&P MidCap 400 Index Weighting)]

	=	100 x [1+(-50% x 50%) + (-40% x 50%)]

	=	55

Because the Final Basket Level of 55 is less than the Initial Basket Level of 100, and Final Basket Level has declined from the Initial Basket Level by more than the Buffer Level of 20.00%, the investor will receive a payment at maturity of $750 per $1,000 Security face amount calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 x (Basket Return + Buffer Level))

	=	$1,000 + ($1,000 x (-45% + 20%))

	=	$750

Scenario 3: Scenario 3 assumes hypothetical Index Returns of -20% and 10% for the Russell 2000® Index and the S&P MidCap 400® Index, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (Russell 2000 Return x Russell 2000 Index Weighting) + (S&P MidCap 400 Return x S&P MidCap 400 Index Weighting)]

	=	100 x [1+(-20% x 50%) + (10% x 50%)]

	=	95.

Because the Final Basket Level of 95 is less than the Initial Basket Level of 100, and the Final Basket Level has declined from the Initial Basket Level by less than the Buffer Level of 20.00%, the investor receives a payment at maturity of $1,000 per $1,000 Security face amount.

Selected Purchase Considerations

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APPRECIATION POTENTIAL – The Securities provide the opportunity to access capped equity returns by multiplying a positive Basket Return by a Participation Rate of 200%, subject to a Basket Return Cap of between 6.0% and 7.5% (to be determined on the Trade Date), resulting in a Maximum Return of between 12.0% and 15.0% of the $1,000 face amount (to be determined on the Trade Date), or a maximum payment of between $1,120 and $1,150 for each $1,000 face amount of BUyS. Because the Securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the face amount of your Securities is protected against a decline in the Final Basket Level, as compared to the Initial Basket Level, of up to 20%. If such decline is more than the Buffer Level of 20%, for every 1% decline beyond 20%, you will lose an amount equal to 1% of the face amount of your Securities. For example, a Basket Return of -25% will result in a 5% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF INDICES – The return on the Securities, which may be positive or negative, is linked to a basket consisting of the Russell 2000® Index and the S&P MidCap 400® Index.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – Russell 2000® Index” in the accompanying underlying supplement no. 17 dated August 11, 2008.

The S&P MidCap 400® Index

The S&P MidCap 400® Index is intended to provide a performance benchmark for the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations primarily ranging from $1.5 billion to $5.5 billion. These companies constitute approximately 7% of the U.S. equities market. This is just a summary of the S&P MidCap 400® Index. For more information on the S&P MidCap 400® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P MidCap 400 Index” in the accompanying underlying supplement no. 17 dated August 11, 2008.

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CERTAIN TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe it is reasonable to treat the Securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your Securities, other than pursuant to a sale or exchange, and your gain or loss on the Securities should be long-term capital gain or loss if you hold the Securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Securities (including possible alternative treatments and the issues presented by the December  7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket Indices or in any of the components underlying the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The Securities do not guarantee any return of your initial investment in excess of $200 per $1,000 Security face amount. The return on the Securities at maturity is linked to the performance of a weighted basket of indices and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any negative Basket Return beyond the 20% Buffer Level. Accordingly, you could lose up to $800 for each $1,000 Security face amount that you invest.

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THE RETURN ON YOUR SECURITIES IS LIMITED BY THE BASKET RETURN CAP – As a holder of the Securities, you will not benefit from any appreciation of the Basket beyond the Basket Return Cap of between 6.0% and 7.5% (to be determined on the Trade Date). Therefore, a Maximum Return of between 12.0% and 15.0% of the $1,000 face amount (to be determined on the Trade Date) applies to the Securities. Consequently, if the difference between the Final Basket Level and the Initial Basket Level exceeds the Basket Return Cap, your payment at maturity will be limited to a maximum payment of between $1,120 and $1,150 for each $1,000 face amount of BUyS you hold, regardless of the appreciation of each Basket Index, which may be significant.

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THE SECURITIES HAVE CERTAIN BUILT-IN COSTS – While the payment at maturity described in this term sheet is based on the full face amount of your Securities, the original issue price of the Securities includes the agents’ commission and the cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase Securities from you prior to maturity in secondary market transactions will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

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CHANGES IN THE VALUE OF THE BASKET INDICES MAY OFFSET EACH OTHER – Price movements in the Basket Indices may not correlate with each other. At a time when the levels of some of the Basket Indices increase, the levels of other Basket Indices may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Indices may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Indices.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the Securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Indices would have.

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LACK OF LIQUIDITY – The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BASKET SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDICES TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Basket Indices to which the Securities are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the levels of the Basket Indices on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Index;

•	the time to maturity of the Securities;

•	the market price and dividend rate on the component stocks underlying each Basket Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying each Basket Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Basket Indices and any changes to the component stocks underlying the Basket Indices;

•	supply and demand for the Securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs show the historical performance of each of the Basket Indices from September 1, 2003 through September 16, 2008. The closing level of the Russell 2000® Index on September 16, 2008 was 710.65. The closing level of the S&P MidCap 400® Index on September 16, 2008 was 769.80.

We obtained the various Basket Index closing levels from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of each Basket Index should not be taken as an indication of future performance, and no assurance can be given as to any Final Basket Level or the Basket Return. We cannot give you assurance that the performance of the Basket Indices will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the Securities. The agents may pay referral fees of up to 0.50% or $5 per $1,000 Security face amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Security face amount. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in Securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.